EXHIBIT 10.2

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (“Agreement”) is made and entered into to be effective this 16th day of December, 2011, by and between Recovery Energy, Inc., a Nevada corporation (“Recovery”) and TRW Exploration, LLC, a Delaware limited liability company (“Participant”).

RECITALS

A.   Recovery and Participant are parties to an Acquisition and Development Agreement dated effective as of October 1, 2010 (the “Development Agreement”).  Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Development Agreement.

B.   Under the Development Agreement, Participant purchased 60% of Recovery’s right, title and interest in, to and under the Leases insofar as the Leases cover the Lands (the “Subject Interests”) but no formal assignment was made of the Subject Interests.

C.   Pursuant to Section 5 of the Development Agreement, Recovery drilled two wells (the “Carry Wells”) with respect to which Participant funded approximately $7,070,000 and in connection therewith, the parties entered into a Joint Operating Agreement, including various amendments and agreements related thereto (the “JOA”).

D.   Pursuant to the Development Agreement, Recovery and Participant have, among other things, agreed to an area of mutual interest (“AMI”).

E.   Recovery desires to purchase and Participant desires to sell all of Participant’s right, title and interest in the Subject Interests and the Carry Wells for consideration consisting of 1,500,000 shares (the “Shares”) of the common stock of the Company, $0.001 par value per share (the “Common Stock”), and Recovery and Participant further desire to resolve and settle all matters with respect to the Carry Wells and terminate the Development Agreement, including the AMI, and the JOA.

AGREEMENT

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, Recovery and Participant agree as follows:

1.   Termination of Interests.  Participant hereby forfeits, waives and assigns to Recovery all beneficial interest with respect to all right, title and interest it purchased, earned or otherwise acquired under the Development Agreement, including all rights to assignment of the Subject Interests and rights to assignment related to the Carry Wells (the “Interests”).

2.   Termination of Agreements.

(a)   Development Agreement.  Recovery and Participant hereby agree to terminate the Development Agreement, including without limitation the AMI therein, except for Section 14 (Confidentiality) thereof, which shall survive and remain in full force and effect.

(b)   JOA.  Recovery and Participant hereby agree to terminate the JOA except for that Agreement Concerning Relationship of the Parties for Tax Purposes attached as Exhibit G to the JOA (“Tax Partnership”) shall remain in full force and effect for the purposes set forth in Section 4.

(c)   Effect of Terminations.  After giving effect to Sections 2(a) and (b) above, and after the date hereof, the Development Agreement and the JOA, except as specifically set forth above, shall be of no further force and effect.  For purposes of clarification only (and not by way of limitation), the parties acknowledge and agree that as of and from the date hereof:

(i)   Participant and Recovery will have no further rights or obligations with respect to the Carry Wells;

(ii)   Participant shall have no claim or interest whatsoever and of any nature or kind to participate or share in any manner in the development of the Leases or in any future wells drilled on the AMI Lands or to share in any manner from the production therefrom; and

(iii)   Participant further agrees that, as of and from the date hereof Recovery shall have no obligation to grant, convey or assign or otherwise provide to Participant any interest of any kind in any of the Lands or in any wells, drilled thereon or in lands pooled or communitized therewith.

3.   Issuance of Shares.  As consideration for Participant’s assignment of the Interests, Recovery hereby agrees to issue the Shares to Participant.  Participant acknowledges and agrees that the Shares will be “restricted” securities as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and that the certificate for such Shares shall bear a restrictive legend restricting transfer thereof.

4.   Intangible Drillings Costs.  The parties agree to amend the Tax Partnership to reallocate intangible drilling costs incurred in 2011 to Recovery.

5.   Tax Matters.  The parties agree that the value of the Shares will be equal to the closing price of the Common Stock on Nasdaq Stock Market on the date of this Agreement and that the Interests transferred by Participant to Recovery constitute Class V assets within the meaning of IRS Form 8594

6.   Representations of Recovery; Existence/ Authority.  Recovery is a corporation validly organized and in good standing under the laws of the State of Nevada.  This Agreement, and all documents to be executed in connection herewith, have been duly authorized, executed and delivered on behalf of Recovery and the Shares issued hereunder have been duly authorized and issued by Recovery.

7.   Representations of Participant.

(a)   Existence/ Authority.  Participant is a limited liability company validly organized and in good standing under the laws of the State of Delaware.  This Agreement, and all documents to be executed in connection herewith, have been duly authorized, executed and delivered on behalf of Participant.

(b)   Title.  Participant represents and warrants that it has not assigned, pledged, mortgaged or otherwise encumbered the Interests or any portion thereof to a third party prior to the date hereof.

(c)   Consents.  No consent of any governmental entity or other person is required on the part of Participant in connection with the execution, delivery and performance by Participant of this Agreement or the assignment of the Interests, except for governmental consents customarily obtained after a transfer.

(d)   Investment Representations.  Participant understands that the Shares have not been registered under the Securities Act in reliance on exemptions from the registration requirements of the Securities Act applicable to issuances of securities not involving a public offering.  Participant acknowledges and agrees that it is acquiring the Shares for investment purposes and solely for its own account and with no intention of or view to distribute or resell the Shares, or any part of the Shares, in any transaction that would be in violation of the securities laws of the United States of America or of any state, including the Securities Act.  Participant represents to Recovery that: (a) prior to acquiring the Shares, Participant has made an investigation of Recovery and its business and has had access to all information with respect thereto which Participant needed to make an informed decision to acquire the Shares and (b) Participant possesses the experience and sophistication to adequately evaluate the merits and risks of its investment in the Shares.  Participant is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

8.   Mutual Release.

(a)   Recovery, on behalf of itself and its former and present shareholders, officers, agents, directors, principals and representatives, hereby fully, finally and forever releases and discharges Participant and each of its former and present members, officers, agents, directors, principals and representatives of and from any and all liabilities, claims, demands and damages, whether known or unknown, arising out of any acts or omissions occurring, or facts or circumstances existing, on the date of this Agreement or any earlier date and relating to or arising out of the Development Agreement or the JOA (each a “Claim” and, collectively, the “Claims”).

(b)   Participant, on behalf of itself and its former and present members, officers, agents, directors, principals and representatives, hereby fully, finally and forever releases and discharges Recovery and each of its shareholders, officers, agents, directors, principals and representatives of and from any and all Claims.

(c)   Each of Recovery and Participant hereby covenant and agree never to institute (or participate in) or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any the other party hereto by reason of or in connection with any of the Claims released, acquitted and discharged in Section 7(a) and (b) above.

(d)   Each of Recovery and Participant hereby covenant and agree that it has not sold, assigned or otherwise transferred any such Claim.

(e)   Each of Recovery and Participant knowingly grants the release contained herein notwithstanding that such party may hereafter discover facts in addition to, or different from, those to which that party now knows of believes to be true, and without regard to the subsequent discovery of existence of such different or additional facts, and expressly waives any and all rights that any such party may have under any statute, procedural rule or common law principle, in equity or otherwise, which would limit the effect of the release contained herein to those Claims actually known or suspected to exist at the time of the effectiveness of this Agreement.

(f)   Each party understands, acknowledges and agrees that the release of Claims set forth herein may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against, and may be used as a basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions herein.

9.   Recovery Indemnity.  Upon the execution of this Agreement, Recovery (a) agrees to assume, pay, perform and discharge all claims, costs, expenses, liabilities and obligations (the “Obligations”) relating to the ownership and operation of the Subject Interests and the drilling and reclamation of all wells thereon after the effective date of this Agreement, and (b)  shall defend, indemnify and save and hold harmless Participant and its officers, members and agents, from and against all claims and liabilities of every kind and nature asserted by a third party against Participant or its officers, members and agents after the date of this Agreement which arise directly or indirectly with regard to the Subject Interests after the effective date of the Development Agreement.

10.   Further Assurances.  The parties shall from time to time execute such additional instruments and documents, take such additional actions, and give such further assurances as are or may be reasonable or necessary to implement this Agreement.

11.   Binding Effect.  The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

12.   Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to conflicts of laws principles, except with respect to real property matters, which shall be governed and construed in accordance with the laws of the State of Wyoming.

13.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes and all of which collectively shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first set forth above

RECOVERY

Recovery Energy, Inc.

By:	/s/ Roger A. Parker
Name:	Roger A. Parker
Title:	Chief Executive Officer

PARTICIPANT

TRW Exploration, LLC

By:	/s/ John W. Galuchie, Jr.
Name:	John W. Galuchie, Jr.
Title:	President

ACKNOWLEDGMENTS

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

This instrument was acknowledged before me this 16th day of December, 2011 by Roger A. Parker, as Chief Executive Officer of Recovery Energy, Inc., a Nevada corporation.

Witness my hand and official seal.

My commission expires:

/s/ Ruth Elder
Notary Public

STATE OF NJ	)
) ss.
COUNTY OF SOMERSET	)

This instrument was acknowledged before me this 14th day of December, 2011 by John W. Galuchie, Jr., President, of TRW Exploration, LLC, a Delaware limited liability company.

Witness my hand and official seal.

My commission expires:  July 13, 2016

/s/ P. Sheldon
Notary Public